Allied Capital Announces the Appointment of Edward J. Mathias
to the Company’s Board of Directors

Washington, DC – December 18, 2008 – Allied Capital (NYSE: ALD) today announced that on December 12, 2008 Edward J. Mathias was appointed to serve on Allied Capital’s Board of Directors effective immediately.

Mr. Mathias currently serves as a Managing Director of The Carlyle Group, a premier global private equity firm. From 1971 to 1993, Mr. Mathias served as Managing Director and Board Member of T. Rowe Price Associates, Inc., an investment management firm. Earlier in his career, Mr. Mathias served in the United States Navy Supply Corps and as a White House Military Social Aide to President Lyndon Johnson.

“Ed Mathias’ extensive experience in the private equity business and in investment management will provide our Board with invaluable expertise,” noted Bill Walton, Chairman and CEO of Allied Capital. “We welcome Ed to Allied Capital and know that he will make considerable contributions to our company and our leadership team.”

Mr. Mathias was nominated by the Corporate Governance/Nominating Committee of the Board as an independent director. He will stand for election at the 2009 annual meeting of stockholders in May, and if elected will serve a three-year term. With this new addition, the Board of Directors now has fifteen members, twelve of whom are independent.

About Allied Capital

Allied Capital (NYSE: ALD) is a leading business development company (BDC) in the U.S. that invests long-term debt and equity capital in middle market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital is celebrating 50 years of investing in the U.S. entrepreneurial economy. With $4.6 billion in total balance sheet assets at September 30, 2008, Allied Capital is among the largest BDCs with a diverse portfolio of investments in 117 companies across a variety of industries. These companies generate aggregate revenues of over $13 billion and employ more than 100,000 people. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

Forward-Looking Statements

The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital’s filings with the Securities and Exchange Commission. This press release should be read in conjunction with the company’s recent SEC filings.

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